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                                                                    Exhibit 23.6


                         [ERNST & YOUNG LLP LETTERHEAD]
                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-4 No. 333-40205) and related Prospectus of Pegasus Communications Corporation ("Pegasus") for the registration of $115,000,000 of its 9 5/8% Series B Senior Notes due 2005 and to the incorporation by reference therein of our report dated July 16, 1997, with respect to the financial statements of Direct Broadcast Satellites for the year ended December 31, 1996, included in Pegasus' Current Report on Form 8-K/A dated September 8, 1997 filed with the Securities and Exchange Commission on October 31, 1997.




                                                     /s/ Ernst & Young, LLP




January 12, 1998